Exhibit 99.1

CHF Solutions, Inc. Announces 18% Revenue Growth for its Second Quarter and Provides Company Update

Eden Prairie, MN: August 8, 2017: CHF Solutions, Inc. (NASDAQ: CHFS) announced today its second quarter results for the period ending June 30, 2017, which included the following highlights:

•	Revenue for second quarter ended June 30, 2017 increased 18% compared to the same period in 2016 when the business was under previous ownership.

•	New sales leadership on board focusing on building a direct field organization, increasing account penetration and utilization, driven by strong account training and servicing.

•	Stanford University FDA approval for IDE clinical trial using Aquadex FlexFlow System to treat pediatric patients.

•	Transition of Aquadex FlexFlow System manufacturing from Baxter to in-house operations. Manufacturing in house expected to commence in the fourth quarter of 2017.

•
Completed an underwritten public equity offering for net proceeds of approximately $8.0 million. Reduced operating expenses by 31% compared to the same quarter of 2016. Ended quarter with cash on hand of $5.6 million.

•	Announced a name change from Sunshine Heart, Inc. to CHF Solutions, Inc. to capitalize on brand recognition and goodwill, and to more appropriately reflect the direction of the business.

“We are pleased with our second quarter results in both revenue growth and operational accomplishments,” said John Erb, Chairman and CEO. “We have supported our account penetration goals with the addition of a growing direct salesforce and a focused effort to reengage with dormant accounts who stand to realize improved patient care and cost efficiencies with our Aquadex system.  We are excited to bring our manufacturing in-house which provides numerous advantages for CHF Solutions and enables us to better control our supply chain and potential margin improvements as well. Our focus remains on serving the large number of heart failure patients with fluid overload who can benefit from our Aquadex therapy. We continue to be very optimistic about our future and look forward to further developments in the coming quarters in support of achieving our growth and business objectives,” Mr. Erb added.

FINANCIALS

CHF SOLUTIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
 (Unaudited and in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net sales	$864	$-	$1,765	$-
Costs and expenses:
Cost of goods sold	616	-	1,130	-
Selling, general and administrative	2,420	1,412	4,807	2,761
Research and development	327	2,570	635	5,776
Total costs and expenses	3,363	3,982	6,572	8,537
Loss from operations	(2,499)	(3,982)	(4,807)	(8,537)
Other income (expense):
Interest expense	-	(207)	-	(436)
Other income (expense), net	5	(1)	11	-
Warrant valuation expense	-	-	(67)	-
Change in fair value of warrant liability	37	-	1,466	-
Total other income (expense)	42	(208)	1,410	(436)
Loss before income taxes	(2,457)	(4,190)	(3,397)	(8,973)
Income tax benefit (expense), net	(1)	2	(1)	(1)
Net loss	$(2,458)	$(4,188)	$(3,398)	$(8,974)

Basic and diluted loss per share	$(0.47)	$(6.83)	$(1.39)	$(14.64)

Weighted average shares outstanding – basic and diluted	7,430	613	4,505	613

Other comprehensive income:
Foreign currency translation adjustments	$(5)	$(2)	$(6)	$(6)
Total comprehensive loss	$(2,463)	$(4,190)	$(3,404)	$(8,980)

CHF SOLUTIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$5,558	$1,323
Accounts receivable	618	282
Inventory	864	677
Other current assets	129	137
Total current assets	7,169	2,419
Property, plant and equipment, net	446	540
Intangible assets, net	3,980	4,302
Goodwill	189	189
Other assets	21	21
TOTAL ASSETS	$11,805	$7,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,520	$2,351
Accrued compensation	644	909
Total current liabilities	2,164	3,260
Common stock warrant liability	10	1,843
Other liabilities	126	126
Total liabilities	2,300	5,229
Commitments and contingencies	—	—

Temporary Stockholders’ Equity
Series D convertible preferred stock as of June 30, 2017 and December 31, 2016, par value $0.0001 per share; authorized 0 and 900 shares, respectively, issued and outstanding 0 and 700, respectively	—	485

Stockholders’ equity
Series A junior participating preferred stock as of June 30, 2017 and December 31, 2016, par value $0.0001 per share; authorized 30,000 shares, none outstanding	—	—
Series B-1 convertible preferred stock as of June 30, 2017 and December 31, 2016, par value $0.0001 per share; authorized 0 and 1,824.4 shares, respectively, issued and outstanding 0 and 1,824.4, respectively	—	—
Series C convertible preferred stock as of June 30, 2017 and December 31, 2016, par value $0.0001 per share; authorized 0 and 2,900 shares, respectively, issued and outstanding 0 and 2,900, respectively	—	—
Preferred stock as of June 30, 2017 and December 31, 2016, par value $0.0001 per share; authorized 39,970,000 and 39,964,375.6 shares, respectively, none outstanding	—	—
Common stock as of June 30, 2017 and December 31, 2016, par value $0.0001 per share; authorized 100,000,000 shares, issued and outstanding 12,321,238 and 777,238, respectively	1	—
Additional paid‑in capital	180,647	169,496
Accumulated other comprehensive income:
Foreign currency translation adjustment	1,229	1,235
Accumulated deficit	(172,372)	(168,974)
Total stockholders’ equity	9,505	1,757
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,805	$7,471

CHF SOLUTIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six months ended June 30,
	2017	2016
Operating Activities:
Net loss	$(3,398)	$(8,974)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization expense	436	152
Stock-based compensation expense, net	281	499
Amortization of debt discount and financing fees	-	162
Change in fair value of warrant liability	(1,466)	-
Warrant valuation expense	67	-
Changes in operating assets and liabilities:
Accounts receivable	(336)	-
Inventory	(187)	-
Other current assets	8	197
Other assets	-	25
Accounts payable and accrued expenses	(1,103)	(1,197)
Net cash used in operations	(5,698)	(9,136)

Investing Activities:
Purchases of property and equipment	(20)	(29)
Net cash used in investing activities	(20)	(29)

Financing Activities:
Net proceeds from public stock offering	8,002	-
Net proceeds from exercise of warrants	1,768	-
Net proceeds from the sale of preferred stock and warrants	184	-
Repayments on borrowings on long-term debt	-	(1,895)
Net cash (used in) provided by financing activities	9,954	(1,895)

Effect of exchange rate changes on cash	(1)	(4)
Net increase (decrease) in cash and cash equivalents	4,235	(11,064)
Cash and cash equivalents - beginning of period	1,323	23,113
Cash and cash equivalents - end of period	$5,558	$12,049

Supplement schedule of non-cash activities
Warrants issued as inducement to warrant exercise	$509	$-
Conversion of temporary equity to permanent equity	$485	$-

Supplemental cash flow information
Interest paid on debt borrowings	$-	$257

The Company will host a conference call and webcast at 9:00 AM ET today to discuss its financial results and provide an update on the Company’s performance.

To access the live webcast, please visit the Investors page of the CHF Solutions website at www.chf-solutions.com. Alternatively, you may access the live conference call by dialing (877) 303-9826 (U.S.) or (224) 357-2194 (international) and using conference ID 61351748. An audio archive of the webcast and a transcript of the call will be available following the call on the Investor page at www.chf-solutions.com.

About CHF Solutions

CHF Solutions, Inc. (NASDAQ:CHFS) is an early-stage medical device company focused on commercializing the Aquadex FlexFlow system for Aquapheresis® therapy. The Aquadex FlexFlow system, is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. All treatments must be administered by a healthcare provider, under physician prescription, both of whom having received training in extracorporeal therapies.  The company's objective is to improve the quality of life for patients with heart failure and related conditions. CHF Solutions is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The company has been listed on the NASDAQ Capital Market since February 2012.

Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding building a direct field organization, increasing account penetration and utilization, driven by strong account training and servicing, commencement of in-house manufacturing, and the sufficiency of cash on hand.  Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our ability to execute on our recently announced strategic realignment, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. CHF Solutions does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Claudia Napal Drayton	Investor Relations
Chief Financial Officer	CHF Solutions, Inc.
CHF Solutions, Inc.	ir@chf-solutions.com
T: +1-952-345-4205

-or-

Bret Shapiro
Managing Partner
CORE IR
516 222 2560
brets@coreir.com
www.coreir.com